Exhibit 10.23

IPSCO Inc.
2005 Form 10-K

SHARE OPTION AGREEMENT

THIS AGREEMENT made the 24th day of April, 2002.

BETWEEN:

IPSCO INC., a body corporate with an office at the City of Regina, in the Province of Saskatchewan,

(hereinafter called the “Company”),

OF THE FIRST PART,

- and -

RICHARD G. SIM, of the City of London, in the United Kingdom

(hereinafter called the “Participant”),

OF THE SECOND PART.

WHEREAS the Company has established an Incentive Share Option Plan (which, as amended from time to time by the Board of Directors of the Company, shall hereinafter be called the “Plan”) whereby certain officers, employees and directors of the Company and its subsidiaries, designated from time to time by the Board of Directors, are provided with the opportunity through options to purchase common shares in the capital of the Company;

AND WHEREAS the Participant, as a director of the Company, has been so designated and now wishes to acquire an option to purchase shares subject to and in accordance with the provisions of this Agreement and of the Plan;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained the parties do hereby agree as follows:

1.01                        Option

Subject to and conditional upon compliance with the applicable requirements of each stock exchange on which the shares of the Company are listed and of any governmental authority or regulatory body to which the Company is subject, the Company hereby grants to the Participant the right to purchase (hereinafter called the “Option”) an aggregate of 1,500 common shares (hereinafter called the “Shares”) of the Company on the terms set out in this Agreement.

1.02                        Exercise Price

The exercise price for each of the Shares shall, subject to s. 1.09, be the sum of Twenty Six Dollars and Forty Cents (Canadian) (Cdn.$26.40), being 100% of the last sale price of a board lot of the common shares of the Company on The Toronto Stock Exchange on the last business day on which there was a trade of a board lot prior to the date of this Agreement.

1.03                        Term of Option

Subject to the expiry of the Option on April 24, 2012 and the terms hereinafter contained, the Participant (or, as the case may be, the Participant’s legal representative) shall be entitled to exercise the Option:

(a)                                  to the extent of 500 common shares on and after April 24, 2003;

(b)                                 to the extent of an additional 500 common shares on and after April 24, 2004;

(c)                                  to the extent of the remaining 500 common shares on and after April 24, 2005;

(d)                                 to the extent of any or all of the Shares in the event of and on the date upon which any person or group of persons acting jointly or in concert, and any persons associated or affiliated, within the meaning of the Canada Business Corporations Act, with such person or group of persons (collectively, the “Acquirors”), in aggregate beneficially own shares of the Company, or securities convertible into, exchangeable for or representing the right to acquire shares of the Company (collectively, the “Convertible Securities”), that would entitle the holders thereof to cast more than 51% of the votes attaching to all shares in the capital of the Company that may be cast to elect directors of the Company , assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors; and

(e)                                  to the extent of any and all of the Shares in the event of the death of the Participant.

1.04                        Non-Assignability of Option

The Option granted hereunder shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by the Participant other than by will or other testamentary instrument, the laws of succession or other laws of general application and may be exercisable during the lifetime of the Participant only by the Participant.

1.05                        Right to Postpone Exercise

The Participant shall, subject to the provisions of s. 1.10, l.11 hereof, be entitled to exercise the Option to purchase any or all of the Shares to the extent and as provided for in s. 1.03 on which the Participant is first entitled to exercise the Option and prior to the expiration or other termination of this Agreement or of the Option granted hereunder.

1.06                        Exercise and Payment

Subject to paragraph 1.03 and the approval of the amendments to the Plan to permit the issuance of options to the directors of the Company by an ordinary resolution of the shareholders at the next annual meeting of the Company, the Option may be exercised by the Participant or the legal representative of the Participant giving notice to the Company specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment (by certified cheque, bank draft or other instrument acceptable to the Company, to be payable to the Company) of the entire exercise price (stipulated in s.1.02 hereof) for the number of Shares specified in the notice. Upon any such exercise of the Option by the Participant the Company shall cause the transfer agent of the common shares of the Company to promptly deliver to the Participant or the legal representative of the Participant, as the case may be, a share certificate in the name of the Participant or the legal representative of the Participant, as the case may be, representing the number of Shares specified in the notice.

1.07                        Rights of Participant

The Participant shall have no rights whatsoever as a shareholder in respect of any of the Shares (including, without limitation, any right to receive dividends or other distributions therefrom, voting rights, warrants or rights under any rights offering) other than Shares in respect of which the Participant has exercised the Option and which have been issued by the Company.

1.08                        Third Party Offer

If at any time when the Option remains unexercised with respect to any of the Shares, a general offer to purchase all of the issued shares of the Company is made by a third party, the Company shall use its best efforts to bring such offer to the attention of the Participant as soon as practicable and the Company may, at its option, require the acceleration of the time for the exercise of the Option and of the time for the fulfilment of any conditions or restrictions on such exercise.

1.09                        Alterations in Shares

In the event of a share dividend, share split, issuance of shares or instruments convertible into shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Company the Board of Directors may make such adjustment, if any, of the number of Shares, or the exercise price, or both, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to the Participant.  If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company for those in another company is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which the Option granted to the Participant shall be treated including, for example, requiring the acceleration of the time for the exercise of such Option by the Participant and of the time for the fulfilment of any conditions or restrictions on such exercise.  All determinations of the Board of Directors under this s. 1.09 shall be full and final.

1.10                        Death of Participant

In the event of the death of the Participant the legal representative of such Participant shall have the right for a period of one (1) year (or until the normal expiry date of the Option if earlier) from the date of the death of the deceased Participant to exercise such deceased Participant’s Option with respect to such of the Shares of the deceased Participant that were, in accordance with s. 1.03 hereof, exercisable on the date of death.  Upon the expiration of such one (1) year period, the Option and all unexercised option rights thereunder of the deceased Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option.

1.11                        Ceasing to be a Director

If the Participant ceases to be a Director (and, if the Participant is a director of any of the subsidiaries of the Company, the Participant also ceases to be a director of any such subsidiary) of the Company for any reason other than those specified in s. 1.10 hereof, the Participant shall have the right for a period of one (1) year (or until the normal expiry date of the Option if earlier) from the date of ceasing to be a director to exercise the Option with respect to such of the Shares that were, in accordance with s. 1.03 hereof, exercisable on the date of ceasing to be a director of the Company and its subsidiaries.  Upon the expiration of such one (1) year period all unexercised option rights of the Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option. This s. 1.11 shall not apply to any director of the Company or any of its subsidiaries that is an officer or employee after the time such person ceases to be a director of the Company and of its subsidiaries.

1.12                        No Further Rights

Nothing contained in this Agreement shall give the Participant or any other person, any interest or title in or to the Shares or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in this Agreement and pursuant to the exercise of the Option, nor shall it confer upon the Participant any right to continue as a director of the Company or of its subsidiaries.

1.13                        Leave of Absence

If the Participant is an employee of the Company and is granted a temporary leave of absence by the Company, such leave of absence shall be deemed a continuation of the employment of the Participant but only if and so long as the Company consents to such leave of absence.

1.01                        Notice

All notices, demands, payments or other communications which may or are required to be given under this Agreement shall be given in writing by personal delivery or ordinary prepaid mail:

(a)                                  to the Company:

IPSCO Inc.
P.O. Box 1670
Regina, Saskatchewan
S4P 3C7

Attention:  President and Chief Executive Officer

to the Participant

Richard G. Sim

or such other address as any party may give in writing from time to time.  Such notices if given by mail shall be deemed to have been received by the party to whom they are addressed as described herein seventy-two (72) hours after they have been put in the post, postage prepaid, provided that if postal services are disrupted by labour disputes, such mailed notices shall be deemed to have been given and received on the date of actual receipt by the addressee.

2.01                        Plan to Apply

The parties agree that the provisions of the Plan shall be complementary to and read in conjunction with the terms of this Agreement and in the event of any contradiction or inconsistency between any provisions of the Plan and those of this Agreement, the Plan shall prevail.

3.01                        Dispute

Any dispute or disagreement which shall arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board of Directors of the Company and any such determination shall be final, binding and conclusive for all purposes.

4.01                        Further Assurances

The Participant shall forthwith and from time to time do all such acts and things and execute and deliver all such instruments, writings and assurances as may be necessary to carry out this Agreement in accordance with its true intent.

5.01                        Inurement

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their successors, executors and administrators.

6.01                        Governing Law

This Agreement shall be governed by the laws of the Province of Saskatchewan.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IPSCO INC.

/s/ Robert Ratliff
Per:

/s/ George H. Valentine
Per:

PARTICIPANT

/s/ Richard G. Sim
Witness	Name:	Richard G. Sim